                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934

                           (Amendment No.         18)*
                                        ------------

                        AMERICAN BUSINESS PRODUCTS, INC.
                                (Name of Issuer)

                           COMMON STOCK $2 PAR VALUE
                         (Title of Class of Securities)

                                   024763104
                                 (CUSIP Number)

                                      N/A
             (Date of Event which requires filing this statement.)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [x] Rule 13d-1(c)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (10-88)
                               Page 1 of 11 pages

                                      13G


CUSIP NO.  024763104                                               Page 2 of 11

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Curtis Investment Company, LP ("CIC")
                  58-6037176
------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                            A { }
                           Joint Filing     B {X}
------------------------------------------------------------------------------

3        SEC USE ONLY

------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Georgia Limited Partnership
------------------------------------------------------------------------------

                                    5       SOLE VOTING POWER

                                                   1,527,902
                                            ----------------------------------
         NUMBER OF
          SHARES                    6       SHARED VOTING POWER
      BENEFICIALLY
         OWNED BY                                  -0-
           EACH                             ----------------------------------
       REPORTING
          PERSON                    7       SOLE DISPOSITIVE POWER
           WITH
                                                   1,527,902
                                            ----------------------------------

                                    8       SHARED DISPOSITIVE POWER

                                                   -0-
------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,527,902
------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  9.3%
------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*

                  PN
------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                      13G



CUSIP NO.  024763104                                              Page 3 of 11

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Lonnie C. Baxter
------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                            A { }
                           Joint Filing     B {X}
------------------------------------------------------------------------------

3        SEC USE ONLY

------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States of America
------------------------------------------------------------------------------

                                    5       SOLE VOTING POWER

                                                  1,746,880
                                            ----------------------------------
         NUMBER OF
          SHARES                    6       SHARED VOTING POWER
      BENEFICIALLY
         OWNED BY                                 21,093
           EACH                             ----------------------------------
       REPORTING
          PERSON                    7       SOLE DISPOSITIVE POWER
           WITH
                                                  1,746,880
                                            ----------------------------------

                                    8       SHARED DISPOSITIVE POWER

                                                  21,093
-------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  154,265
------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Excludes:  CIC         1,527,902
                    Trustee        77,454
                    Custodian       6,102
                    Arcadia         2,250
                                ---------
                                1,613,708
------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  .94%
------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*

                  IN
------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                      13G



CUSIP NO.  024763104                                               Page 4 of 11

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Henry J. Bird
------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                            A { }
                           Joint Filing     B {X}
------------------------------------------------------------------------------

3        SEC USE ONLY

------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States of America
------------------------------------------------------------------------------

                                    5       SOLE VOTING POWER

                                                  1,557,704
                                            ----------------------------------
         NUMBER OF
          SHARES                    6       SHARED VOTING POWER
      BENEFICIALLY
         OWNED BY                                 21,093
           EACH                             ----------------------------------
       REPORTING
          PERSON                    7       SOLE DISPOSITIVE POWER
           WITH
                                                  1,557,704
                                            ----------------------------------

                                    8       SHARED DISPOSITIVE POWER

                                                  21,093
-------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,578,797
------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  9.6%
------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*

                  IN



------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                              AMENDMENT NO. 18
                                       TO
                                  STATEMENT ON
                                  SCHEDULE 13G
                                 FILED WITH THE
                       SECURITIES AND EXCHANGE COMMISSION
                                  ON BEHALF OF
                         CURTIS INVESTMENT COMPANY, LP


CUSIP NO.  024763 10 4                                             Page 5 of 11


                                  SCHEDULE 13G


ITEM 1 (a) - NAME OF ISSUER

         AMERICAN BUSINESS PRODUCTS, INC.

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         2100 RiverEdge Parkway, Suite 1200, Atlanta, GA  30328

ITEM 2 (a) - NAME OF PERSON FILING

         Curtis Investment Company, LP

ITEM 2 (b) - ADDRESS OF PRINCIPAL BUSINESS OFFICE

         2100 RiverEdge Parkway, Suite 1200, Atlanta, GA  30328

ITEM 2 (c) - CITIZENSHIP

         Georgia Limited Partnership

ITEM 2 (d) - TITLE OF CLASS OF SECURITIES

         Common Stock, $2 Par Value

ITEM 2 (e) - CUSIP NUMBER

         024763 10 4

ITEM 3

         This statement is not filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c).

ITEM 4 - OWNERSHIP AS OF DECEMBER 31, 1997

         (a)      Amount Beneficially Owned:  1,527,902
                  CIC is a limited partnership of which Ms. Lonnie C. Baxter was the managing general partner on December 31, 1997.  As managing general partner, Ms. Baxter had sole voting and investment power for all of the shares owned by CIC.  Therefore, Ms. Baxter was deemed to be the indirect beneficial owner of the 1,527,902 shares owned by CIC on
                  December 31, 1997.  On January 1, 1998, Mr. Henry J. Bird became the managing general partner of CIC.  Therefore, Mr. Bird is currently deemed to be the beneficial owner of the 1,527,902 shares owned by CIC.
         (b)      Percent of Class:  9.3%
         (c)      Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote: 1,527,902
                  (ii)   shared power to vote or to direct the vote: 0
                  (iii)  sole power to dispose or to direct the disposition of:
                         1,527,902
                  (iv)   shared power to dispose or to direct the disposition of:  0

CUSIP NO.  0247630 10 4                                            Page 6 of 11


ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      Not applicable

ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not applicable

ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      Not applicable

ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not applicable

ITEM 9 - NOTICE OF DISSOLUTION OF GROUP

      Not applicable

ITEM 10 - CERTIFICATION

      By signing below, we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influeincing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 13, 1998

                                    CURTIS INVESTMENT COMPANY, LP



                                    BY: /s/ Henry J. Bird
                                        --------------------------------------
                                            Henry J. Bird
                                            Managing General Partner

                                AMENDMENT NO. 18
                                       TO
                                  STATEMENT ON
                                  SCHEDULE 13G
                                 FILED WITH THE
                       SECURITIES AND EXCHANGE COMMISSION
                                  ON BEHALF OF
                                LONNIE C. BAXTER


CUSIP NO.  024763 10 4                                            Page 7 of 11


                                  SCHEDULE 13G


ITEM 1 (a) - NAME OF ISSUER

         AMERICAN BUSINESS PRODUCTS, INC.

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         2100 RiverEdge Parkway, Suite 1200, Atlanta, GA  30328

ITEM 2 (a) - NAME OF PERSON FILING

         Lonnie C. Baxter

ITEM 2 (b) - ADDRESS OF PRINCIPAL BUSINESS OFFICE

         2100 RiverEdge Parkway, Suite 1200, Atlanta, GA  30328

ITEM 2 (c) - CITIZENSHIP

         United States of America

ITEM 2 (d) - TITLE OF CLASS OF SECURITIES

         Common Stock, $2 Par Value

ITEM 2 (e) - CUSIP NUMBER

         024763 10 4

ITEM 3

         If this statement is filed pursuant to Rules 13d-1(c), check this box. [x]

ITEM 4 - OWNERSHIP AS OF DECEMBER 31, 1997

         (a)      Amount Beneficially Owned:  154,265
         (b)      Percent of Class:  .94%
         (c)      Number of shares as to which such person has:
                  (i)      sole power to vote or to direct the vote:  1,746,880
                  (ii)     shared power to vote or to direct the vote:  21,093
                           (shares held of record by Henry Curtis Trust of 1990
                           of which Ms. Baxter is a co-trustee.)
                  (iii)    sole power to dispose or to direct the disposition of:
                           1,746,880

CUSIP NO.  024763 10 4                                             Page 8 of 11



                  (iv) shared power to dispose or to direct the disposition of: 21,093 (shares held of record by Henry Curtis Trust of 1990 of which Ms. Baxter is a co-trustee.)





ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [x].

ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      The shares shown in response to Item 4(a) do not include 1,527,902 shares owned by CIC of which Ms. Baxter was managing general partner on December 31, 1997, but ceased to be managing general parnter on January 1, 1998. CIC's response to Item 4(a) do not include 83,556 shares that Ms. Baxter votes as trustee of certain family trusts or as custodian for certain family members and as to which she disclaims any beneficial ownership and 2,250 shares which Ms. Baxter votes as Chairperson of the Arcadia Wildlife Preserve and as to which she disclaims any beneficial ownership.

ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      Not applicable

ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not applicable

ITEM 9 - NOTICE OF DISSOLUTION OF GROUP

      Not applicable

ITEM 10 - CERTIFICATION

      By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having the purpose or effect.


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 13, 1998





                     BY:                /s/ Lonnie C. Baxter
                        ------------------------------------------------------
                                       Lonnie C. Baxter

                                AMENDMENT NO. 18
                                       TO
                                  STATEMENT ON
                                  SCHEDULE 13G
                                 FILED WITH THE
                       SECURITIES AND EXCHANGE COMMISSION
                                  ON BEHALF OF
                                 HENRY J. BIRD


CUSIP NO.  024763 10 4                                             Page 9 of 11


                                  SCHEDULE 13G


ITEM 1 (a) - NAME OF ISSUER

         AMERICAN BUSINESS PRODUCTS, INC.

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         2100 RiverEdge Parkway, Suite 1200, Atlanta, GA  30328

ITEM 2 (a) - NAME OF PERSON FILING

         Henry J. Bird, individually and as Managing General Partner of Curtis Investment Company, LP

ITEM 2 (b) - ADDRESS OF PRINCIPAL BUSINESS OFFICE

         2100 RiverEdge Parkway, Suite 1200, Atlanta, GA  30328

ITEM 2 (c) - CITIZENSHIP

         Georgia Limited Partnership

ITEM 2 (d) - TITLE OF CLASS OF SECURITIES

         Common Stock, $2 Par Value

ITEM 2 (e) - CUSIP NUMBER

         024763 10 4

ITEM 3

         This statement is not filed pursuant to Rules 13d-1(c), check this box. [ ]

ITEM 4 - OWNERSHIP AS OF JANUARY 1, 1998.

         (a)      Amount Beneficially Owned:  1,578,797
         (b)      Percent of Class:  9.6%
         (c)      Number of shares as to which such person has:
                  (i)      sole power to vote or to direct the vote:  1,557,704
                  (ii)     shared power to vote or to direct the vote:  21,093
                  (iii)    sole power to dispose or to direct the disposition of:
                           1,557,704
                  (iv)     shared power to dispose or to direct the disposition of: 21,093

CUSIP NO.  0247630 10 4                                           Page 10 of 11


ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      Not applicable

ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      CIC's response to Item 4(a) is incorporated herein by reference.

ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      Not applicable

ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not applicable

ITEM 9 - NOTICE OF DISSOLUTION OF GROUP

      Not applicable

ITEM 10 - CERTIFICATION

      By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 13, 1998




                   BY: /s/ Henry J. Bird
                       --------------------------------------
                           Henry J. Bird

CUSIP NO.  024763 10 4                                            Page 11 of 11





                                   EXHIBIT 1



                                   AGREEMENT



         Curtis Investment Company, LP and Lonnie C. Baxter hereby agree that the attached Schedule 13G, Amend No. 18 dated December 31, 1998 is filed on behalf of each of us.

Date:    February 13, 1998



                                   /s/ Lonnie C. Baxter
                                   -------------------------------------------
                                   Lonnie C. Baxter


                                   /s/ Henry J. Bird
                                   -------------------------------------------
                                   Henry J. Bird


                                   CURTIS INVESTMENT COMPANY, LP



                                   By: /s/ Henry J. Bird
                                       ---------------------------------------
                                       Henry J. Bird
                                       Managing General Partner